EXHIBIT 99.1

BBCN Announces Retirement of Bank President and CEO Soo Bong Min

LOS ANGELES, Jan. 15, 2014 (GLOBE NEWSWIRE) -- BBCN Bancorp, Inc. (Nasdaq:BBCN) (the "Company") today announced the retirement of Soo Bong Min, 77, as President and Chief Executive Officer and a Director of its wholly owned subsidiary, BBCN Bank (the "Bank").

"On behalf of the entire Board of Directors, we extend to Mr. Min our sincere and grateful appreciation for his dedicated efforts during his term," said Kevin S. Kim, Chairman and Chief Executive Officer of BBCN Bancorp, Inc. "We congratulate Mr. Min on his well-earned retirement, after a distinguished 50-plus year career in the financial services industry. Our best wishes to him and his family for continued success, happiness and good health in the years to come."

Effective immediately and until a permanent successor is named, BBCN Bancorp Chairman and Chief Executive Officer Kevin S. Kim, 56, will serve as Interim President and Chief Executive of the Bank. In this capacity, Mr. Kim will be supported by a newly established Office of the Chairman, which will include Chief Operating Officer Kyu S. Kim, Chief Retail Banking Officer Cha Y. Park, Chief Financial Officer Douglas J. Goddard and Chief Credit Officer Mark H. Lee.

"At BBCN, our people are our greatest asset and a clear differentiator that sets us apart from our peers. We believe we have the deepest and most qualified bench of executives and managers within our community. The Board has tremendous confidence that the overall leadership team at BBCN will continue paving the way as pioneers in the Korean-American banking community, creating value through mutually beneficial relationships with all of its constituents," said Kevin Kim.

About BBCN Bancorp, Inc.

BBCN Bancorp, Inc. is the parent company of BBCN Bank, the largest Korean American bank in the nation with $6.3 billion in assets as of September 30, 2013.  Headquartered in Los Angeles and serving a diverse mix of customers mirroring its communities, BBCN operates 49 branches in California, New York, New Jersey, Washington and Illinois, along with five loan production offices in Seattle, Denver, Dallas, Atlanta and Northern California.  BBCN specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and business lending, SBA lending and international trade financing.  BBCN Bank is a California-chartered bank and its deposits are insured by the FDIC to the extent provided by law. BBCN is an Equal Opportunity Lender.

CONTACT: Angie Yang
         SVP, Investor Relations
         213-251-2219
         angie.yang@BBCNbank.com